AMENDMENT NO. 3 TO RIGHTS AGREEMENT
Amendment No. 3 to Rights Agreement (“Amendment”) dated as of January 2, 2013, between GMX Resources Inc., an Oklahoma corporation (the “Company”), and Computershare Trust Company, N.A, as successor rights agent to UMB Bank, N.A., as Rights Agent (the “Rights Agent”).
A. The Company and the Rights Agent’s predecessor previously entered into that certain Rights Agreement dated as of May 17, 2005, which was amended by Amendment No. 1 dated as of February 1, 2008, and Amendment No. 2 dated as of October 30, 2008 (the “Rights Agreement”).
B. The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement related to adjustment of the Rights, and to amend the Certificate of Designation for the Series A Junior Participating Preferred Stock in the form attached as Exhibit A to the Rights Agreement, and to make certain other conforming changes to the Rights Agreement, in each case effective prior to the combination of Common Stock described in the Company’s Amended Certificate of Incorporation dated December 18, 2012.
C. The Company has delivered to the Rights Agent a duly executed certificate from an appropriate officer of the Company stating that the amendment to the Rights Agreement set forth below is in compliance with the terms of Section 27 of the Rights Agreement.
Accordingly, in consideration of the premises set forth herein, the parties hereby agree as follows:
1.    Amendments to Rights Agreement.
a.    Amendment to first sentence of Section 11. Section 11 shall be amended as follows: To insert at the end of the first sentence of Section 11 “except in connection with the combination of Common Stock described in the Company’s Amended Certificate of Incorporation dated December 18, 2012 to be effective on January 3, 2013 (the “Reverse Stock Split”).”
b.     Amendment to Section 11(n). Section 11(n) shall be amended following the existing clause “Anything in this Agreement to the contrary notwithstanding” to insert the following “except in connection with the Reverse Stock Split as provided in the first sentence of Section 11”:
c.    Amendment to Exhibit A. Exhibit A shall be amended by inserting the Amendment to Certificate of Designation of Series A Junior Participating Preferred Stock in the form attached hereto as Exhibit A-1.
2.    No Other Amendments. Except as specifically provided in this Amendment, the provisions of the Rights Agreement shall continue in force and effect in their entirety.
3.    Counterpart Execution. This Amendment may be executed in multiple counterparts (including by means of facsimile or other electronic media), each of which shall for all purposes be deemed to be an original, and all of which shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

GMX RESOURCES INC., an Oklahoma corporation

By:	/s/ James A. Merrill
James A. Merrill Chief Financial Officer, Secretary and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A, as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

EXHIBIT A-1
FORM OF AMENDMENT TO CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
GMX RESOURCES INC.
(PURSUANT TO SECTION 1032 OF THE
OKLAHOMA GENERAL CORPORATION ACT)

GMX RESOURCES INC., a corporation organized and existing under the Oklahoma General Corporation Act (hereinafter called the “Company”), in accordance with Section 1032 of the Oklahoma General Corporation Act, does hereby certify:
1.    No shares of Series A Junior Participating Preferred Stock of the Company have, as of the date of this Certificate, been issued.
2.    A resolution providing for amendments to the Certificate of Designation of the Series A Junior Participating Preferred Stock of the Corporation, was duly adopted by the Board of Directors of the Corporation, which resolution provides as follows:
“RESOLVED, that the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation, dated May 17, 2005, filed with the Oklahoma Secretary of State, shall be amended by amending Section 2(A) to insert the following at the end of the existing section: “, and the Adjustment Number shall be adjusted accordingly; provided, however, that no adjustment shall be made to the Adjustment Number in connection with the combination of Common Stock described in the Company’s Amended Certificate of Incorporation dated December 18, 2012 to be effective on January 3, 2013.”

IN WITNESS WHEREOF, GMX RESOURCES INC. has caused this certificate to be duly executed on its behalf by the undersigned officers this 2nd day of January, 2013.
GMX RESOURCES INC.

By:

Attest:

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